SHORT-TERM LOAN AGREEMENT
(English Summary/Translation)

2007 Zhenggong Yin No. 020

Borrower:	Henan Gengsheng Refractories Co., Ltd (the "Borrower")
Legal Address:	No.88, Dayugou Town, Gongyi City
Representatives	Shunqing Zhang

Lender:	Zhengzhou Branch, China Industrial & Commercial Bank (the "Lender")
Address:	No. 113 Renmin Road
Representatives	Wei Liang

According to applicable laws and regulations of the People's Republic of China (the "PRC"), the Borrower and Lender hereby enter into this agreement pursuant to Borrower's application to Lender for a short term loan (the "Loan").

1. Loan Type

1.1 This agreement is the Short-Term Working Capital Loan Agreement (the "Loan Agreement").

2. Purpose of Loan

2.1. The purpose of the Loan is for the purchase of raw materials.

2.2. The Borrower is not eligible to change the Loan purpose without the consent of the Lender.

3. The Amount of Loan and the Loan Term

3.1. The amount of the Loan is RMB 20,000,000 (approximately US$ 2.63 million).

3.2. The Loan is for a term of 11 months starting from September 14, 2007 and ending on August 13, 2008.

4. Interest Rate and Interest Calculation

4.1. The Loan interest rate is calculated on a daily basis based on the actual withdrawal amount and the outstanding days from the withdrawal date.

4.2. The RMB Loan interest rate is a floating Interest Rate, (upward/down) floating upward to 10%. The executed annual interest rate is 7.722%. The interest rate can be adjusted on monthly basis.

4.3. The Lender shall send the written notice to the Borrower for any adjustment of interest rate within 30 days from the adjusted date.

4.4. The interested rate shall be accordingly adjusted based on any new adjustment regulated by the People's Bank of China.

5. The Source and the Method of Repayment

5.1 The Borrower shall repay the Loan through the following suggested fund source but not limited to:

5.1.1. Sales revenues and net profits

5.1.2. Any fund that can be legally used

5.2. The Borrower shall pay the full interest along with the outstanding principal in 4 equal installments on the following suggested dates:

5.2.1. RMB 5,000,000, May 25, 2008

5.2.2. RMB 5,000,000, June 25, 2008

5.2.3. RMB 5,000,000, July 25, 2008

5.2.4. RMB 5,000,000, August 25, 2008

6. Guarantee

6.1 The Loan specified hereunder shall be guaranteed through a joint liability Guarantee Contract filed as the 2007 Zhenggongyin Gongyi Guaranty No. 020.

6.2. The borrower undertakes to provide a new guaranty by the Lender promptly upon occurrence or anticipated occurrence of any event which imposes a material adverse effect on the financial condition and ability to implement the guarantee duty by the guarantor.

7. Rights and Obligations

7.1. The Borrower's:

7.1.1. The Borrower shall compensate the loss of the Lender's expected profits if the Borrower repay the Loan before the above designated dates.

7.1.2. The Borrower shall only use the fund according to the contracted purpose.

7.1.3. Unless the Borrower provides notice in writing to the Lender 30 days in advance and obtains the Lender's consent, the Borrower shall not, before paying off the principal and interest, engage in sub-contracting, leasing, equity restructuring, pooling, consolidating, merging, splitting, joint investment, capital transferring, filing for restructuring, filing for dissolution, filing for bankruptcy, and any other actions which may affect the realization of Lender's rights.

7.1.4. The Borrower undertakes to inform the Lender in writing (1) within 7 days of knowing any changes in the Borrower's address, scope of business, officers' designation or appointment, and any events related to the business obligation; (2) within 5 days from the date that a material adverse event such as a license revocation, bankruptcy, and discontinuation of the Borrower's business occurs; and (3) 10 days prior to any change of the Borrower's legal representative, authorized deputy and changes in mailing address, name of enterprise or material changes in its finances and personnel.

7.2. The Lender's

7.2.1. The Lender is eligible to claim for the credit penalty to related authorities or claim to the media for the repayment while the Borrower intentionally avoid its duties of payment of the principal and interests.

8. Default Liability

8.1. The Lender is eligible to enforce the agreement and require certain interests according the contracted term of repayment if the Borrower repays the Loan before the contracted term.

8.2. The Lender shall increase the interest rate by 50% of the current annual interest rate if the Borrower does not repay the Loan at the maturity date. The Borrower will also be required to pay 50% interest on the interest for this delinquency.

8.3. The Lender has the right to require the Borrower to return the funds or to terminate the agreement if the Borrower uses the funds for other than the contracted purpose. The Lender shall penalize the Borrower to pay an additional 100% of the original interest rate as the penalty for fraudulent use of the funds from the date of violation, and the Borrower will need to pay the interests at an additional 100 % of the original rate.

8.4. The Lender shall require the partial or full refund of the issued Loan if the Borrower does not provide any remedies within 7 days to meet the requirements of the Lender due to any of the following violation:

8.4.1. if the Borrower provides fraudulent financial statements or deceptive material financial information.

8.4.2. if the Borrower rejects the supervision of the Lender regarding use of the funds and financial activities.

8.4.3. if the Borrower conducts or intends to operate any equity transfer transactions or dispose of its assets.

9. Disputes Settlement

This Loan Agreement is governed by the laws of the People's Republic of China. Any dispute concerning this Loan Agreement is under the jurisdiction of the local People's Court where Lender is located.

10. Others

10.1. Any supplemental related documents and materials are inseparable components of this Loan Agreement and have the same legal effect as this Loan Agreement.

10.2. This Loan Agreement has two originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Borrower:	Lender:
Henan Gengsheng Refractories Co., Ltd	Gongyi Branch,
China Industrial & Commercial Bank

(Official Corporate Seal)	(Official Corporate Seal)

/s/Shunqing ZHANG	/s/Wei Liang

Date: September 14, 2007	Date: September 14, 2007